EXHIBIT 99.1

Press Release dated March 24, 2003

For Information Contact

At Greater Bay Bancorp:	At Silverman Heller Associates:
David L. Kalkbrenner, President and CEO	Philip Bourdillon/Gene Heller
(650) 614-5767	(310) 208-2550
Steven C. Smith, EVP, CAO and CFO
(650) 813-8222

FOR IMMEDIATE RELEASE

GREATER BAY BANCORP COMPLETES PRIVATE OFFERING

OF $150 MILLION OF SENIOR NOTES

PALO ALTO, Calif. – March 24, 2003 – Greater Bay Bancorp (Nasdaq:GBBK), an $8.1 billion in assets financial services holding company, today announced the sale of $150 million of senior notes in a private offering to qualified institutional buyers and institutional accredited investors under Rule 144A of the Securities Act of 1933.

The notes bear interest at a fixed rate of 5.25% each year until maturity in March 2008. The notes are not redeemable prior to maturity. Interest on the notes will be paid semi-annually, beginning on September 30, 2003.

The net proceeds from the offering will be used for general corporate purposes, which may include advances to or investments in our subsidiaries, working capital, capital expenditures, acquisitions and repaying, reducing or refinancing other indebtedness.

The notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Greater Bay Bancorp through its eleven subsidiary banks, Bank of Petaluma, Bank of Santa Clara, Bay Area Bank, Bay Bank of Commerce, Coast Commercial Bank, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank, Peninsula Bank of Commerce and San Jose National Bank, along with its operating divisions, serves clients throughout Silicon Valley, San Francisco, the San Francisco Peninsula, the East Bay Region, the North Bay Region and the Central Coastal Region. ABD Insurance and Financial Services, a wholly owned subsidiary of Greater Bay Bancorp, provides commercial insurance brokerage, employee benefits consulting and risk management solutions to business clients throughout the United States.

For additional information and press releases about Greater Bay Bancorp, visit the Company’s web site at http://www.gbbk.com.

Safe Harbor

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements relate to the Company’s current expectations regarding future operating results, net loan charge-offs, asset quality, level of loan loss reserves, growth in loans, deposits and assets, continued success of its Regional Community Banking strategy and the strength of the local economy. These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements. These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, a decline in economic conditions at the international, national and local levels and increased competition among financial service providers on the Company’s results of operations, the Company’s ability to continue its internal growth at historical rates, the Company’s ability to maintain its net interest spread, and the quality of the Company’s earning assets; (2) any difficulties that may be encountered in integrating newly acquired businesses and in realizing operating efficiencies; (3) government regulation; (4) the risks relating to the Company’s warrant positions; and (5) the other risks set forth in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2002.

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